Exhibit 10.7

Director Agreement – Kezhen Li

Employer (Party A): Jiuzi Holdings, Inc.

Address: No.1 Building, Jinsha Lake Business Center, Economic Technology District, Hangzhou, Zhejiang, 311103, China.

Employee (Party B): Kezhen Li; Hangzhou City, Zhejiang Province

I.	Contract period

This contract is 3-year contract starting from November 1, 2019 through October 31, 2022.

II.	Employment location and title

Party B agrees to serve as Director of Party A.

III.	Labor remuneration

Party B will not receive compensation for her position as the Director of Party A.

IV.	Work hours, Rest and Leave

Party A adopts the standard work hour system and the other work hour system permitted by the laws and regulations of PRC.

Party B enjoys all holidays and vacation rights under the national regulations during the contract period.

V.	Labor disciplines and regulations:

Party A shall make all legally designed labor disciplines and regulations public to Party B. Party B shall strictly follow regulations and rules of Party A and shall complete all tasks, improve his/her professional skills and execute all labor disciplines and ethics. If Party B violates any regulations, Party A can give appropriate administrative sanctions or terminate the contract under worse scenario according to its disciplines and regulations.

Party B shall keep confidential all the information he received about the business secret and other confidential information.

VI.	Modification, revision, termination of the contract

When the labor contract expires or the termination condition of the labor contract stipulated by the two parties occurs, the labor contract shall be terminated. The modification of the labor contract shall be carried out in accordance with the relevant regulations and laws of PRC.

VII.	Other stipulations

Party A has the right to knowledge the basic information of Part B before Party B signs this labor contract.

VIII.	Dispute resolution:

Any labor dispute regarding performance of this contract can be brought up for medication and arbitration If any party could not agree with the result of the arbitration, it can initiate litigation or negotiate to solve such disputes.

IX.	Miscellaneous

The bylaws and regulations of Party A are appendix to this labor contract, which shall constitute the whole labor contract with this contract.

Any unresolved issue of this contract, parties can revolve through negotiation. If provisions of this contract conflict with laws and regulations of PRC, such provisions shall be nullified and the associate national laws and regulations shall prevail.

This contract is written in duplicate with each party holding one copy. The contract will come into force upon execution or stamp of both parties.

Party A: Zhejiang Jiuzi New Energy Vehicles Co., Ltd.

Party B: Kezhen Li

The contract was signed on March 14, 2019.